UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 24, 2013 (May 22, 2013)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 22, 2013, SM Energy Company (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company's stockholders elected all of the incumbent directors, and approved the four additional proposals described below. Each director was elected by a majority vote. The directors elected and the final vote tabulation for each director were as follows:

Director	For	Against	Abstain	Non-Votes
Barbara M. Baumann	55,726,530	212,753	80,752	4,202,320
Anthony J. Best	55,792,462	223,434	4,139	4,202,320
Larry W. Bickle	55,667,522	271,704	80,809	4,202,320
Stephen R. Brand	55,364,642	177,471	477,922	4,202,320
William J. Gardiner	55,678,102	262,134	79,799	4,202,320
Loren M. Leiker	55,440,548	101,561	477,926	4,202,320
Julio M. Quintana	55,778,417	238,348	3,270	4,202,320
John M. Seidl	55,085,338	852,874	81,823	4,202,320
William D. Sullivan	55,536,552	479,856	3,627	4,202,320
The Company's stockholders approved the proposal to ratify the appointment by the Company's Audit Committee of Ernst & Young LLP, as the Company's independent registered public accounting firm for 2013. The final vote tabulation for that proposal was as follows:

For	59,950,578
Against	206,652
Abstain	65,125
The Company's stockholders approved, by a non-binding advisory vote, the proposal regarding the compensation of the Company's named executive officers. The final vote tabulation for that proposal was as follows:

For	54,949,626
Against	349,275
Abstain	721,134
Non-Votes	4,202,320
The Company's stockholders approved the proposal regarding the amendment of the Company's Equity Incentive Plan. The final vote tabulation for that proposal was as follows:

For	41,390,223
Against	14,052,892
Abstain	576,920
Non-Votes	4,202,320

The Company's stockholders approved the proposal regarding the re-approval of the Company's cash bonus plan. The final vote tabulation for that proposal was as follows:

For	54,818,953
Against	720,206
Abstain	480,876
Non-Votes	4,202,320

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	May 23, 2013	By:	/s/ DAVID W. COPELAND
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary